Exhibit 99

Latham Group, Inc. Appoints Oliver Gloe as Chief Financial Officer, effective November 13, 2023

Mark Borseth to Remain Strategic Advisor Through December 31, 2023

LATHAM, N.Y. – October 24, 2023 – Latham Group, Inc. (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand, today announced the appointment of Oliver Gloe as Chief Financial Officer (CFO), effective November 13, 2023. Gloe will join Latham on October 30, 2023 as Vice President, Finance before assuming the role of CFO.

As CFO, Gloe will oversee Latham’s finance, strategic planning, investor relations, treasury, tax and accounting reporting functions and report to Latham President and Chief Executive Officer, Scott Rajeski. Mark Borseth, who currently serves as Interim Chief Financial Officer, will transition to the role of Strategic Advisor to the Company beginning November 13, 2023 through December 31, 2023.

“Oliver is a highly experienced finance executive with deep operational expertise in complex manufacturing environments, and I am thrilled to welcome him to Latham,” said Mr. Rajeski. “His expertise in leading global financial operations and implementing strategies that enhance customer focus and improve leverage of scale will be invaluable as we continue to execute on our fiberglass conversion opportunity. I would also like to thank Mark for stepping in to lead our finance organization as we identified a successor to the CFO role. We are incredibly grateful for his leadership and contributions to strengthening our business throughout his tenure at Latham.”

“I am very excited for the opportunity to join Latham, an industry leader that is uniquely positioned thanks to its broad portfolio of products and direct-to-homeowner and dealer strategies,” said Mr. Gloe. “In the coming years, I look forward to leveraging my background in strategic planning and finance within the manufacturing space to support the Company’s continued efforts to drive the material conversion from concrete to fiberglass pools.”

Gloe brings over 20 years of experience leading finance teams within global manufacturing companies. He joins Latham after serving with Fortune Brands Innovations as the Chief Financial Officer, Outdoors & Security, where he led the finance operations of a $2.5 billion revenue business, including refining and implementing its growth strategy, driving continuous improvement and developing the finance organization. Prior to Fortune Brands Innovations, Gloe served as Chief Financial Officer Global Operations at Stanley Black & Decker, a global manufacturer of tools and outdoor operating manufacturing facilities from 2020 to 2021. In this role, he was responsible for the transformation of global operations to improve customer focus, advance digitalization, increase return on invested capital and improve leverage of scale. From 2013 to 2020, he held various roles at the Goodyear Tire & Rubber Company, a global tire manufacturing company, including Vice President Finance, Americas and Vice President Finance, Asia Pacific. Gloe also served as Chief Financial Officer, Europe and Mediterranean, of General Cable, a global cable manufacturing company, from 2011 to 2013. From 2000 until 2011, Mr. Gloe held various finance and financial planning roles at Hexion Specialty Chemicals, a global producer of adhesives and coating materials. A native of Germany, Gloe holds a Bachelor of Business Administration degree in Finance from European University in Montreux, Switzerland and a Master of Business Administration degree in Finance and International Management from Thunderbird School of Global Management in Phoenix, Arizona.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 2,000 employees across over 30 locations.

Contact:

Nicole Harlowe

Edelman for Latham

latham@edelman.com

646 750 7235